BioSpecifics Technologies Corp. Reports Third Quarter 2016 Financial Results

LYNBROOK, NY – November 9, 2016 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product collagenase clostridium histolyticum, or CCH, marketed as XIAFLEX® in the U.S. and Xiapex® in Europe announced today its financial results for the third quarter ended September 30, 2016 and provided a corporate update.

"BioSpecifics concentrates on developing XIAFLEX for medically necessary indications, and we look forward to the initiation of our Phase 1 clinical trial for the treatment of uterine fibroids by the end of this year,” said Thomas L. Wegman, President of BioSpecifics. “Our partner Endo continues to see XIAFLEX as a core U.S. branded product and growth driver going forward. Cellulite is their main focus for non-marketed indications and they plan to announce Phase 2b data upon the completion of that trial. Endo is conducting a full commercial assessment and analysis of the R&D pipeline which will determine the clinical trial timelines moving forward.”

Third Quarter 2016 Financial Results

BioSpecifics reported net income of $3.1 million for the third quarter ended September 30, 2016, or $0.43 per basic share and $0.42 per share on a fully diluted basis, compared to net income of $2.9 million, or $0.42 per basic share and $0.39 per share on a fully diluted basis, for the same period in 2015.

Total revenue for the third quarter ended September 30, 2016 was $6.9 million, compared to $6.3 million for the same period in 2015. The increase in total revenue was due to increased royalties received and licensing fees related to the exercise of an opt-in right by Endo International plc (Endo) for the human lipoma indication.

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics' agreement with Endo for the third quarter ended September 30, 2016 were $6.1 million, compared to $5.3 million for the same period in 2015, an increase of $0.8 million, or 15 percent. This increase in royalties and the mark-up on cost of goods sold was primarily due to the increase in sales of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized licensing fees related to the exercise of an opt-in right by Endo for the human lipoma indication of $750,000 for the three months ended September 30, 2016 as compared to zero in the corresponding 2015 period. In addition, the Company recognized certain licensing fees related to the cash payments received under the agreement with Endo in prior years and amortized them over the expected development period. For each of the three month periods ended September 30, 2016 and 2015, the Company recognized licensing revenue related to the development of injectable collagenase of approximately $12,000.

Milestone revenue recognized for the three months ended September 30, 2016 was zero as compared to $1.0 million for the corresponding 2015 period. The $1.0 million milestone revenue recognized in the corresponding 2015 period related to the first commercial sale of XIAFLEX by Asahi Kasei Pharma Corporation for the treatment of Dupuytren's contracture in Japan.

Research and development (R&D) expenses for each of the third quarters ended September 30, 2016 and 2015 were $0.3 million.

General and administrative expenses for the third quarter ended September 30, 2016 were $1.8 million, compared to $1.7 million for the same period in 2015.

Provision for income taxes for the third quarter ended September 30, 2016 were $1.8 million, compared to $1.5 million for the same period in 2015.

As of September 30, 2016, BioSpecifics had cash and cash equivalents and investments of $51.3 million, compared to $37.1 million as of December 31, 2015.

XIAFLEX U.S. Commercial Highlights

On November 8, 2016, Endo reported U.S. commercial highlights for XIAFLEX for the third quarter of 2016 (Endo’s third quarter 2016 financials are reported in BioSpecifics’ fourth quarter 2016 financials). For the third quarter of 2016, U.S. net sales were $47.7 million, an increase of 19 percent compared to the third quarter of 2015.

CCH Pipeline Updates and Anticipated Upcoming Milestones

BioSpecifics manages the development of collagenase clostridium histolyticum (CCH) for uterine fibroids, and initiates the development of CCH in new potential indications, not licensed by Endo. In addition to Dupuytren’s contracture and Peyronie’s disease, Endo’s licensed rights include human and canine lipoma, adhesive capsulitis, cellulite, lateral hip fat and plantar fibromatosis.

•	BioSpecifics expects to initiate a Phase 1 clinical trial of CCH in uterine fibroids in the fourth quarter of 2016.
•	Top-line data for the Phase 2b clinical trial of CCH for cellulite will be reported upon the completion of that trial.
•	Endo has announced that they are conducting a full commercial assessment and analysis for the R&D pipeline to determine the clinical trial timelines moving forward.

BioSpecifics will present a company update at the upcoming Stifel 2016 Healthcare Conference on Tuesday, November 15, 2016 at 8:00 AM E.T. in New York, NY.

Webcast and Conference Call
BioSpecifics will host a conference call today at 5:00 p.m. ET to discuss these third quarter 2016 results. In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link:
https://www.webcaster4.com/Webcast/Page/967/17954.

A replay of the call will be available one hour after the end of the conference on November 9, 2016 until 5:00 p.m. ET on November 16, 2016. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10095321. The archived webcast will be available for ninety days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.
BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and also for Peyronie's disease in Europe and Australia. Swedish Orphan Biovitrum AB (Sobi) has marketing rights for Xiapex® (the European tradename for XIAFLEX) in Europe and certain Eurasian countries and Asahi Kasei Pharma Corporation (Asahi) has marketing rights in Japan. Sobi is selling Xiapex in Europe for the treatment of Dupuytren's contracture and Peyronie's disease and Asahi is selling XIAFLEX for the treatment of Dupuytren's contracture in Japan. The XIAFLEX research and development pipeline includes several additional promising indications. Endo is currently managing development of CCH for Dupuytren’s nodules, cellulite, adhesive capsulitis, human and canine lipoma, lateral hip fat and plantar fibromatosis. BioSpecifics is managing the development of CCH for uterine fibroids and plans to initiate clinical development in the fourth quarter of 2016. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This earnings release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements.” The forward-looking statements in this earnings release include statements concerning, among other things, the timing of initiation of a Phase 1 clinical trial of CCH in uterine fibroids; whether Endo will continue to see XIAFLEX as a core U.S. branded product and growth driver going forward; the timing of Endo’s announcement of Phase 2b data of CCH for cellulite; whether and when BioSpecifics will hear from Endo the results of their full commercial assessment and analysis regarding the CCH pipeline; and the timing of Endo’s determination of clinical trial timelines for additional indications. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “plan”, “may,” “will,” “can,” and “could,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics’ beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including adhesive capsulitis, cellulite, human lipoma, canine lipoma, uterine fibroids, plantar fibromatosis, lateral hip fat and Dupuytren’s nodules all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and BioSpecifics’ Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this earnings release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this earnings release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Royalties	$6,119,815	$5,277,494	$18,843,273	$15,574,234
Licensing revenue	762,345	1,012,345	787,034	1,037,034
Total Revenues	6,882,160	6,289,839	19,630,307	16,611,268

Costs and expenses:
Research and development	312,907	258,837	1,005,884	755,038
General and administrative	1,843,368	1,709,044	5,909,785	5,307,431
Total costs and expenses	2,156,275	1,967,881	6,915,669	6,062,469

Operating income	4,725,885	4,321,958	12,714,638	10,548,799

Other income:
Interest income	80,674	26,744	200,704	58,946
Other, net	6,254	1,477	37,448	6,110
	86,928	28,221	238,152	65,056

Income before income tax expense	4,812,813	4,350,179	12,952,790	10,613,855
Provision for income tax expense	(1,759,220)	(1,479,200)	(4,497,359)	(3,654,772)

Net income	$3,053,593	$2,870,979	$8,455,431	$6,959,083

Earnings per share:
Basic	$0.43	$0.42	$1.20	$1.02
Diluted	$0.42	$0.39	$1.16	$0.96

Shares used in calculation of earnings per share:
Basic	7,062,543	6,892,637	7,031,068	6,797,506
Diluted	7,280,375	7,316,287	7,277,780	7,259,338

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	September 30,	December 31,
	2016	2015(1)
Cash and cash equivalents	$4,747,745	$5,137,875
Investments	46,518,669	31,944,083
Accounts and income tax receivable	3,846,752	3,464,763
Deferred tax assets	3,370,836	622,972
Working capital	52,867,271	37,530,357
Total assets	62,436,648	45,698,113
Long-term liabilities	6,642,441	49,379
Total stockholders' equity	53,221,390	44,810,209

(1) The selected consolidated balance sheet information for the year ended December 31, 2015 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.